Exhibit 99.3
The following is an excerpt from the SB Holdings Form 10-K (included therein as Item 6). Unless the context indicates otherwise, the terms the “Company,” “Spectrum,” “we,” “our” or “us” are used to refer to SB Holdings and its subsidiaries subsequent to the SB/RH Merger and Spectrum Brands prior to the SB/RH Merger, as well as both before and on and after August 28, 2009. Certain capitalized terms used in this Exhibit 99.3 have the respective meanings in Exhibit 99.1.
SELECTED HISTORICAL FINANCIAL INFORMATION OF
SPECTRUM BRANDS HOLDINGS, INC.
     The following selected historical financial data is derived from our audited consolidated financial statements. Only our Consolidated Statements of Financial Position as of September 30, 2010 and 2009 and our Consolidated Statements of Operations, Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) and Consolidated Statements of Cash Flows for the years ended September 30, 2010, 2009 and 2008 are included elsewhere in this Annual Report on Form 10-K. The information presented below as of and for the fiscal year ended September 30, 2010 also includes that of Russell Hobbs since the Merger on June 16, 2010.
     On November 5, 2008, Spectrum Brands’ board of directors committed to the shutdown of the growing products portion of the Home and Garden Business, which includes the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business during Fiscal 2009. During the second quarter of Fiscal 2009, we completed the shutdown of the growing products portion of the Home and Garden Business and, accordingly, began reporting the results of operations of the growing products portion of the Home and Garden Business as discontinued operations. As of October 1, 2005, we began reporting the results of operations of Nu-Gro Pro and Tech as discontinued operations. We also began reporting the results of operations of the Canadian division of the Home and Garden Business as discontinued operations as of October 1, 2006, which business was sold on November 1, 2007. Therefore, the presentation of all historical continuing operations has been changed to exclude the growing products portion of the Home and Garden Business, the Nu-Gro Pro and Tech and the Canadian division of the Home and Garden Business but to include the remaining control products portion of the Home and Garden Business. The following selected financial data should be read in conjunction with our consolidated financial statements and notes thereto and the information contained in the Managements Discussion and Analysis of Financial Condition and Results of Operations of SB Holdings, included as Item 7 of SB Holdings Form 10-K (the “Spectrum MD&A”).
     The financial information indicated may not be indicative of future performance. This financial information and other data should be read in conjunction with our consolidated financial statements, including the notes thereto, and the Spectrum MD&A.

	Successor		Predecessor
	Company		Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010(14)	2009	2009	2008	2007	2006
Statement of Operations Data:
Net sales	$2,567.0	$219.9	$2,010.6	$2,426.6	$2,332.7	$2,228.5
Gross profit	921.4	64.4	751.8	920.1	876.7	871.2
Operating income (loss)(1)	168.7	0.1	156.8	(684.6)	(251.8)	(289.1)
(Loss) income from continuing operations before income taxes	(124.2)	(20.0)	1,123.4	(914.8)	(507.2)	(460.9)
(Loss) income from discontinued operations, net of tax(2)	(2.7)	0.4	(86.8)	(26.2)	(33.7)	(2.5)
Net (loss) income(3)(4)(5)(6)(7)	(190.1)	(70.8)	1,013.9	(931.5)	(596.7)	(434.0)
Restructuring and related charges—cost of goods sold(8)	$7.1	$0.2	$13.2	$16.5	$31.3	$21.1
Restructuring and related charges—operating expenses(8)	17.0	1.6	30.9	22.8	66.7	33.6
Other expense (income), net(9)	12.3	(0.8)	3.3	1.2	(0.3)	(4.1)
Interest expense (13)	$277.0	$17.0	$172.9	$229.0	$255.8	$175.9
Per Share Data:
Net (loss) income per common share:
Basic	$(5.28)	$(2.36)	$19.76	$(18.29)	$(11.72)	$(8.77)
Diluted	(5.28)	$(2.36)	19.76	(18.29)	(11.72)	(8.77)
Average shares outstanding:
Basic	36.0	30.0	51.3	50.9	50.9	49.5
Diluted(10)	36.0	30.0	51.3	50.9	50.9	49.5
Cash Flow and Related Data:
Net cash provided (used) by operating activities	$57.3	$75.0	$1.6	$(10.2)	$(32.6)	$44.5
Capital expenditures(11)	40.3	2.7	8.1	18.9	23.2	55.6
Depreciation and amortization (excluding amortization of debt issuance costs)(11)	117.4	8.6	58.5	85.0	77.4	82.6
Statement of Financial Position Data (at period end):
Cash and cash equivalents	$170.6	$97.8		$104.8	$69.9	$28.4
Working capital(12)	536.9	323.7		371.5	370.2	397.2
Total assets	3,873.6	3,020.7		2,247.5	3,211.4	3,549.3
Total long-term debt, net of current maturities	1,723.1	1,530.0		2,474.8	2,416.9	2,234.5
Total debt	1,743.8	1,583.5		2,523.4	2,460.4	2,277.2
Total shareholders’ equity (deficit)	1,046.4	660.9		(1,027.2)	(103.8)	452.2

(1)	During Fiscal 2010, 2009, 2008, 2007 and 2006, pursuant to the Financial Accounting Standards Board Codification Topic 350: “Intangibles-Goodwill and Other,” we conducted our annual impairment testing of goodwill and indefinite-lived intangible assets. As a result of these analyses we recorded non-cash pretax impairment charges of approximately $34 million, $861 million, $362 million and $433 million in the period from October 1, 2008 through August 30, 2009, Fiscal 2008, Fiscal 2007 and our fiscal year ended September 30, 2006 (“Fiscal 2006”), respectively. See the “Critical Accounting Policies—Valuation of Assets and Asset Impairment” section of Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations as well as Note 3(i), Significant Accounting Policies—Intangible Assets, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further details on these impairment charges.

(2)	Fiscal 2007 loss from discontinued operations, net of tax, includes a non-cash pretax impairment charge of approximately $45 million to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, relating to our Canadian Division of the Home and Garden Business in order to reflect the estimated fair value of this business. Fiscal 2008 loss from discontinued operations, net of tax, includes a non-cash pretax impairment charge of approximately $8 million to reduce the carrying value of intangible assets relating to our growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business. See Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for information relating to these impairment charges.

(3)	Fiscal 2010 income tax expense of $63 million includes a non-cash charge of approximately $91.9 million which increased the valuation allowance against certain net deferred tax assets.

(4)	Included in the period from August 31, 2009 through September 30, 2009 for the Successor Company is a non-cash tax charge of $58 million related to the residual U.S. and foreign taxes on approximately $166 million of actual and deemed distributions of foreign earnings. The period from October 1, 2008 through August 30, 2009 income tax expense includes a non-cash adjustment of approximately $52 million which reduced the valuation allowance against certain deferred tax assets. Included in the period from October 1, 2008 through August 30, 2009 for the Predecessor Company is a non-cash charge of $104 million related to the tax effects of the fresh start adjustments. In addition, Predecessor Company includes the tax effect on the gain on the cancellation of debt from the extinguishment of the senior subordinated notes as well as the modification of the senior term credit facility resulting in approximately $124 million reduction in the U.S. net deferred tax asset exclusive of indefinite lived intangibles. Due to the Company’s full valuation allowance position as of August 30, 2009 on the U.S. net deferred tax asset exclusive of indefinite lived intangibles, the tax effect of the gain on the cancellation of debt and the modification of the senior secured credit facility is offset by a corresponding adjustment to the valuation allowance of $124 million. The tax effect of the fresh start adjustments, the gain on the cancellation of debt and the modification of the senior secured credit facility, net of corresponding adjustments to the valuation allowance, are netted against reorganization items.

(5)	Fiscal 2008 income tax benefit of $10 million includes a non-cash charge of approximately $222 million which increased the valuation allowance against certain net deferred tax assets.

(6)	Fiscal 2007 income tax expense of $56 million includes a non-cash charge of approximately $180 million which increased the valuation allowance against certain net deferred tax assets.

(7)	Fiscal 2006 income tax benefit of $29 million includes a non-cash charge of approximately $29 million which increased the valuation allowance against certain net deferred tax assets.

(8)	See Note 14, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included in this Annual Report on Form 10-K for further discussion.

(9)	Fiscal 2006 includes a $8 million net gain on the sale of our Bridgeport, CT manufacturing facility, acquired as part of the Remington Products Company, L.L.C. acquisition and subsequently closed in Fiscal 2004, and our Madison, WI packaging facility, which was closed in our fiscal year ended September 30, 2003.

(10)	Each of Fiscal 2010, the period from August 31, 2009 through September 30, 2009, the period from October 1, 2008 through August 30, 2009, Fiscal 2008, 2007 and 2006 does not assume the exercise of common stock equivalents as the impact would be antidilutive.

(11)	Amounts reflect the results of continuing operations only.

(12)	Working capital is defined as current assets less current liabilities.

(13)	Fiscal 2010 includes a non-cash charge of $83 million related to the write off of unamortized debt issuance costs and the write off of unamortized discounts and premiums related to the extinguishment of debt that was refinanced in conjunction with the Merger.

(14)	Fiscal 2010, includes the results of Russell Hobbs’ operations since June 16, 2010. Russell Hobbs contributed $238 million in Net Sales and recorded operating income of $1 million for the period from June 16, 2010 through September 30, 2010, which includes $13 million of acquisition and integration related charges. In addition, Fiscal 2010 includes $26 million of Acquisition and integration related charges associated with the Merger.

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